Registration Statement No. 333-156118

Filed pursuant to Rule 424(b)(3)

Amendment dated July 8, 2011 to

Pricing Supplements No. 32, 33, 34, 35, 36 and 37, dated January 30, 2009 to Prospectus Supplement and Prospectus each dated December 15, 2008 relating to the Aktiebolaget Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between May 3, 2011 and July 7, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$4,000,000	103.768%	$4,150,720	May 5, 2011
$4,000,000	102.012%	$4,080,480	May 9, 2011
$2,000,000	102.012%	$2,040,240	May 9, 2011
$6,000,000	102.012%	$6,120,720	May 9, 2011
$5,500,000	94.541%	$5,199,755	May 19, 2011
$2,000,000	95.512%	$1,910,240	May 31, 2011
$1,500,000	97.139%	$1,457,085	June 1, 2011
$3,000,000	98.521%	$2,955,630	June 6, 2011
$2,000,000	97.240%	$1,944,800	June 7, 2011
$1,000,000	97.435%	$974,350	June 8, 2011
$4,000,000	96.570%	$3,862,800	June 17, 2011
$2,000,000	93.193%	$1,863,860	June 23, 2011
$1,250,000	93.410%	$1,167,625	July 6. 2011

Linked to the Rogers International Commodity Index®

— Agriculture Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between May 3, 2011 and July 7, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	108.368%	$2,167,360	May 4, 2011

$2,000,000	109.960%	$2,199,200	May 5, 2011
$5,000,000	104.285%	$5,214,250	May 17, 2011
$3,000,000	102.987%	$3,089,610	May 19, 2011
$2,000,000	108.167%	$2,163,340	May 25, 2011
$4,000,000	107.609%	$4,304,360	June 7, 2011
$7,000,000	108.827%	$7,617,890	June 8, 2011

Linked to the Rogers International Commodity Index®

— Metals Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between May 3, 2011 and July 7, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	131.376%	$1,313,760	May 4, 2011
$3,000,000	131.528%	$3,945,840	May 6, 2011
$1,000,000	130.786%	$1,307,860	May 9, 2011
$1,000,000	127.128%	$1,271,280	May 10, 2011
$1,000,000	120.938%	$1,209,380	June 29, 2011

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between May 3, 2011 and July 7, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	78.932%	$789,320	May 4, 2011
$3,000,000	78.932%	$2,367,960	May 4, 2011
$2,000,000	77.770%	$1,555,400	May 9, 2011
$2,000,000	77.770%	$1,555,400	May 9, 2011
$2,000,000	73.474%	$1,469,480	May 16, 2011
$1,000,000	70.020%	$700,200	May 17, 2011
$2,000,000	65.206%	$1,304,120	July 1, 2011

Linked to the MLCX Biofuels Index (Exchange Series)

— Total Return

Due February 13, 2023

The following issuances involved scheduled settlement between May 3, 2011 and July 7, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$3,000,000	112.164%	$3,364,920	May 10, 2011
$2,000,000	108.707%	$2,174,140	May 19, 2011
$500,000	111.423%	$557,115	May 23, 2011

Linked to the MLCX Grains Index

— Total Return

Due February 13, 2023

The following issuances involved scheduled settlement between May 3, 2011 and July 7, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	76.651%	$383,255	May 3, 2011
$500,000	75.666%	$378,330	May 27, 2011
$500,000	74.464%	$372,320	May 31, 2011
$500,000	67.111%	$335,555	June 30, 2011

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$90,750,000	100.099%	$90,839,950	$10,546.52(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $67,597.84 that have been paid in respect of the securities covered by pricing supplements Nos. 32, 33, 34, 35, 36 and 37 under the registration statement on Form F-3 (No. 333-156118) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $57,051.32 remains available for future offerings for such pricing supplements described above.